EXHIBIT 23.1


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


The Board of Directors
River Exploration, Inc.
(an exploration stage company)


We consent to the use in the 10K of River Exploration, Inc. (an exploration stage company) of our Auditors' Report dated February 5, 2009 on the balance sheet of River Exploration, Inc. (an exploration stage company) as at November 30, 2008 and 2007, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended November 30, 2008 and 2007 and the period from incorporation November 1, 2006 to November 30, 2008.





MACKAY LLP
CHARTERED ACCOUNTANTS


\s\ MacKay LLP

Vancouver, British Columbia
Canada

February 25, 2009